Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated August 12, 2022 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-        ) with respect to the consolidated balance sheets of U Power Limited and its subsidiaries (collectively the “Company”) as of December 31, 2020 and 2021, and the related consolidated statements of comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes included herein.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
December 22, 2022	Certified Public Accountants
PCAOB ID: 1171